EXPLORATION AND ASSIGNMENT OPTION AGREEMENT OF MINING CONCESSIONS (THE “AGREEMENT”) ENTERED INTO BY AND BETWEEN COMPAÑÍA MINERA HUAJICARI, S.A. DE C.V., REPRESENTED BY MR. SANTANA ARMANDO GUADIANA TIJERINA (THE “COMMITTING ASSIGNOR”); AND NAYARIT GOLD DE MÉXICO, S.A. DE C.V., A COMPANY INCORPORATED UNDER THE LAWS OF THE MEXICAN UNITED STATES (“NAYARIT” or “THE EXPLORER AND COMMITTING ASSIGNEE”), REPRESENTED HEREIN BY MR. COLIN PAUL SUTHERLAND, PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES:

RECITALS

I.	Committing Assignor hereby states that:

1.
It is a company incorporated pursuant to the General Law of Commercial Corporations, as evidenced through public instrument number 34, dated June 17, 1987, granted before Mr. Oscar Villegas Rico, Notary Public Number 19 for Saltillo, State of Coahuila, Mexico. Such public instrument was recorded with the Public Registry of Property and Commerce of Tepic, State of Nayarit, Mexico, under entry number one, dated January 12, 1988.

2.	Its representative has sufficient authority to enter into this Agreement on its behalf, which authority has not been limited or revoked in any manner whatsoever.

3.	He is the legal owner of the following mining concessions on certain lots located at the Municipality of Acaponeta, State of Nayarit, Mexico:

Lot	Title	Surface in Hectares
San Juan Fraccion I	205392	1371.7580
San Francisco Tres	203136	32.7243
Isis	214395	101.3390
San Miguel	224392	1178.0000
San Juan Fraccion II	205393	0.8091
San Juan I	221365	45.6307

Such concessions shall be hereinafter referred to as the “Concessions”. The surface areas of land covered by the Concessions shall be hereinafter referred to as the “Land”. A copy of the Concessions is attached hereto as Exhibit “A”.

4.	The Concessions are in effect and are recorded with the Public Registry of Mining under the following entries:

San Juan Fraccion I, recorded under entry number 25, page 13, volume 341 book of Mining Concessions in Mexico, D.F. on February 3, 2004.

San Francisco Tres, recorded under entry number 156, page 78, volume 290 book of Mining Concessions in Mexico, D.F. on May 8, 1996.

Isis, recorded under entry number 255, page 128, volume 321 book of Mining Concessions in Mexico, D.F. on September 6, 2001.

San Miguel, recorded under entry number 172, page 86, volume 349 book of Mining Concessions in Mexico, D.F. on May 3, 2005.

San Juan Fraccion II, recorded under entry number 253, page 127, volume 296 book of Mining Concessions in Mexico, D.F. on August 29, 1997.

San Juan I, recorded under entry number 252, page 126, volume 296 book of Mining Concessions in Mexico, D.F. on August 29, 1997.

5.	The Concessions are up to date in the payment of contributions and fees derived therefrom, as evidenced through the receipts of payment attached hereto as Exhibit “B”.

6.
It wishes to enter into this Agreement to grant Nayarit the right to carry out mining exploration activities on the Land covered by the Concessions, as well as to commit to assign in favor of Nayarit of the Concessions through an assignment of rights, subject to the terms and conditions of this Agreement.

II.	Nayarit, through its representative states that:

1.      It is a company incorporated under the General Law of Commercial Corporations.

2.	Its representative has sufficient authority to enter into this Agreement on its behalf, which authority has not been limited or revoked in any manner whatsoever.

3.
It wishes to enter into this Agreement with Committing Assignor to receive the right to carry out the mining exploration activities on the Land covered by the Concessions, as well as to be entitled to acquire the Concessions through assignment of rights, under the terms and conditions of this Agreement.

III.          The parties state, through their respective representatives, that in the execution of this Agreement there has been no error, deceit or bad faith.

Based on the former recitals, the parties agree to be bound by the following:

CLAUSES

CLAUSE 1. EXPLORATION

1.1
Committing Assignor hereby grants Nayarit the unlimited right to carry out mining exploration activities on the Land covered by the Concessions, to which effect Nayarit shall enjoy, as of the date of execution hereof, prior negotiation by itself and at its own expense of the superficial rights of the Land, unlimited access to carry out mining exploration activities, including, without limitation, testing, drilling, perforation, excavation, and all other activities related to mining exploration.

CLAUSE 2. EXPLORATION TERM

2.1
The effective term of the right of exploration granted by Committing Assignor to Nayarit pursuant to this Agreements is of 2 years commencing as of the date of execution hereof. However, Nayarit may early terminate this Agreement without responsibility through written notice thereof. The parties agree that in case of early termination, Nayarit shall not be obligated to make the payments of money, shares and royalties described in Clause 6, paragraph 6.1.1, 6.1.2 and 6.1.2 of this Agreement that were not due upon early termination, nor shall Nayarit be obligated to continue its investment obligation as described in paragraph 7.1 of Clause 7 of this Agreement. Notwithstanding the foregoing and in the event that Nayarit terminates this Agreement by means of a simple written notice addressed to the “Committing Assignor”, Nayarit commits to pay to the owner of the concession and the Committing Assignor the 20% (twenty per cent) of the total of the remaining payments set forth in paragraph 6.1.1 of Clause 6, the foregoing due to the obligation of Committing Assignor to comply with the term herein stated.

Moreover, the Explorer and Committing Assignee shall deliver to the Committing Assignor every 6 months, without the need of any previous requirement, each and all of the exploration reports performed on the lots of the mining concession, including the results of such works, its plot plans, and all those documents produced by the Explorer and Committing Assignee due to the performance of such works, documents that will not cause any costs to be paid by the Committing Assignor.

CLAUSE 3. PROMISE TO ASSIGN THE CONCESSIONS

3.1
Committing Assignor commits and unilaterally agrees in favor of Nayarit, to enter into a definitive assignment of rights agreement on the Concessions (hereinafter the “Definitive Assignment Agreement”), subject to the compliance of each and all of the obligations of this Agreement, in order to transfer title to the Concessions described in paragraph 2, of Recital I of this instrument, in favor of Nayarit, pursuant to the terms and conditions of this Agreement. The parties agree that the Assignment Agreement shall be substantially under the terms of the form attached hereto as Exhibit “C”.

3.2
Through the Definitive Assignment Agreement, Committing Assignor shall transfer title to the Concessions free from all liens and limitations of domain, in compliance with all applicable laws and up to date in the payment of rights and fees derived from the Concessions. Such transfer shall include all rights derived from the Concessions, as well as all other rights, uses and privileges that are inherent to the Concessions, except for the obligations to be bound on Nayarit; such as the payment of the concession mining fees and the compliance of the obligations derived from the environmental laws, same that Nayarit will comply with once the Definitive Assignment Agreement is executed.

CLAUSE 4. TERM OF PROMISE TO ASSIGN

4.1
The unilateral promise to transfer the Concession in favor of the Committing Assignor shall be in effect, and therefore, Nayarit shall be entitled to exercise its option to acquire the Concessions, at any time as of the date of execution hereof, provided that its obligations derived from Clause 6 have been complied, and until 90 (ninety) calendar days after the date of expiration of the effective term of the exploration rights granted through this Agreement, exercisable through written notice to be delivered by Nayarit to Committing Assignor. In that event, the assignment of the Concessions shall take place within 10 days following the date of the notice to which effect the Committing Assignor shall execute the Definitive Assignment Agreement and, shall sign and carry out all other document and formality that may be needed in order to assign the Concessions in favor of Nayarit, without limitation, the registration of the Definitive Assignment Agreement with the Public Registry of Mining.

CLAUSE 5. OBLIGATIONS OF COMMITTING ASSIGNOR

5.1
Committing Assignor shall not transfer, assign or grant any lien its title to the Concessions to any third party during the term of its promise to transfer them as provided for in Clause 4 hereof. Also, during such term, Committing Assignor shall refrain from carrying out any act that might adversely affect title to the Concessions and the rights of Nayarit agreed under this Agreement.

5.2
Committing Assignor states that it is willing to cooperate with Nayarit, whenever possible and provided that it does not imply any monetary expenses, to carry out all act, formality or procurement needed or which may be convenient in order to have the owners and/or possessors of the superficial Land, granting the necessary access for the exploration and exploitation activities of Nayarit and for the performance of its mining operations, as the case may be, once Nayarit exercises its option to acquire the Concessions, in the understanding that the foregoing does not imply an obligation to the Committing Assignor.

5.3
During the term of the promise to transfer the Concessions by Committing Assignor, Nayarit shall be entitled to carry out an audit and due diligence regarding the Concessions and any other documentation, receipts of payment and registration and certifications related to the Concessions and the Land covered thereby. To such effect, Committing Assignor shall provide Nayarit with all receipts of payment, Concessions titles, registrations and other documents pertaining to the Concessions and the lots covered thereby, and to give access to Nayarit to such documents to allow Nayarit the performance of its due diligence activities. Committing Assignor also agrees to cooperate in good faith and to provide Nayarit all information and documents that it has and that are reasonably necessary to allow Nayarit the performance of due diligence.

CLAUSE 6. CONSIDERATION

6.1
As consideration for the assignment of the Concessions in favor of Nayarit, as provided for in this Agreement, Nayarit shall pay Committing Assignor at the domicile located in Boulevard Venustiano Carranza number 8910, of the City of Saltillo, Coahuila, or by means of wire transfer to the bank account that the Committing Assignor determines, the following:

6.1.1
USD$500,000.00 dollars upon execution of this Agreement, and subsequent payments of USD$500,000.00 dollars every six months as of the sixth month following to execution of this Agreement, to reach a total amount of USD$2,500,000.00 Dollars. Nayarit will have an additional term of 10 (ten) calendar days without liability following the termination of said six-month period to provide the corresponding payment; however, the parties agree that such additional term may be extended up to 30 (thirty) calendar days, provided that Nayarit notifies in advance to Committing Assignor about the circumstances preventing the payment. In the event that Nayarit does not pay within the 30 (thirty) days mentioned before, this Agreement will be automatically rescinded.

6.1.2
Three million five hundred thousand common shares tradable through the TSX Venture Exchange under the symbol ¨NYG¨, of the entity Nayarit Gold Inc. issued upon the effectiveness of this Agreement, with the option to go up to four million; provided that Committing Assignor waives in writing its right to receive the last payment of USD$500,000.00 dollars set forth in paragraph 6.1.1 with at least 30 (thirty) days previous to the date of such last payment. In such regard, Nayarit agrees to deliver to Commitment Assignor, upon the initiation of the effectiveness of this Agreement, the amount of 500,000 (five hundred thousand) shares. Thereafter, every six months and on each of the payment dates stated in paragraph 6.1.1 above, Nayarit agrees to deliver to Commitment Assignor the amount of 750,000 (seven hundred and fifty thousand) shares until complete the total amount of 3’500,000 (three million five hundred thousand) shares. In the event that Committing Assignor choose to receive the 500,000 (five hundred thousand) shares stated at the beginning of this paragraph, waving consequently its right to receive the last payment of USD$500,000.00 dollars, on such payment date Nayarit shall deliver to the Committing Assignor the amount of 1’250,000 (one million two hundred and fifty thousand) shares, which will include the 750,000 (seven hundred and fifty thousand) shares that on such date must be delivered, in accordance to the provisions set forth by the TSX Venture Exchange.

6.1.3
3% Net Smelter Royalty, which percentage may be acquired by Nayarit, or by Nayarit Gold Inc., through the payment in cash of USD$3,000,000.00 dollars, option that may be exercised as of the effectiveness of this Agreement and up to 5 (five) years following the initiation of such effectiveness.

CLAUSE 7. OBLIGATIONS OF NAYARIT

7.1
Nayarit shall invest at least USD$3,000,000.00 dollars in expenses that have to be accountable justified in direct works for works of exploration activities on the Land covered by the Concessions, during a term of 2 years as of the date of execution hereof, expenses that have to be reflected in detail by Nayarit in the reports to be delivered to Committing Assignor every six months at the domicile stated in the precedent clause for its knowledge and verification as of the first six months following the date of execution hereof.

7.2
During the term of this Agreement, Nayarit shall also present technical written reports every six months, indicating to Committing Assignor the status, and the progress of its exploration mining project on the lots covered by the Concessions.

7.3
As of execution hereof, Nayarit shall make on time, on behalf of Committing Assignor, the payments of all the taxes and fees derived from the Concessions payable pursuant to the applicable laws, in the understanding that the lack of payment of the taxes and fees mentioned before will imply that Nayarit will have to pay for any fines, charges, interests and other assessments that may be assessed by the competent authorities in case of untimely or inaccurate payment. The amounts paid by Nayarit, as set forth in this paragraph, shall be considered as part of the investment amounts specified in paragraph 7.1 above.

Nayarit agrees that the breach of any of the payments mentioned herein will cause the rescission of the Agreement, without the need of any previous requirement or notice from the Committing Assignor.

CLAUSE 8. DEFAULT

8.1
The parties agree that in the event of default of any of the obligations of the parties in this Agreement (each a “Default”), the non-defaulting party shall notify the defaulting party, in writing, the basis for the Default. The defaulting party shall have a term of 10 days to cure the Default. Once the 10-day term to cure the Default has elapse, the non-defaulting party may:

8.1.1	Extend the term to comply in favor of the defaulting party; or

8.1.2	Demand the enforcement of this Agreement; or

8.1.3
Rescind this Agreement without need of judicial intervention, through written notice to the defaulting party, in which event the party rescinding the Agreement shall have the right to receive an indemnification for damages derived from the default of the other party.

CLAUSE 9.
PRECEDENT CONDITIONS

9.1	This Agreement shall be subject to the following precedent conditions, all of which should be met by the 30th day following the date of execution hereof:

9.1.1	That Committing Assignor is the legal owner of the Concessions.

9.1.2	That the Concessions were validly issued by the competent authorities and are in effect and duly recorded with the corresponding instances, including the Public Registry of Mining.

9.1.3	That Committing Assignor is up to date in the payment of fees, taxes and all other contributions derived from the Concessions.

9.1.4	That the Concessions are free from liens and limitations of domain.

9.1.5	That Nayarit obtains authorization from the TSX Venture Exchange for the execution of this Agreement.

In view of the provisions of this Clause, the obligations of the parties, including without limitation the payment obligations of Nayarit set forth in this Agreement, shall not be effective but only once the conditions precedent described in this paragraph are met within the agreed term.

CLAUSE 10.
MISCELLANEOUS

10.1
Nayarit shall have at its expense, the right to record this Agreement with the Public Registry of Mining, in which event Committing Assignor shall appear before the Notary Public designated by both parties to carry out the formalities needed to have this Agreement duly recorded with such registry.

10.2
Each party shall be responsible for the payment of its own taxes and expenses derived from the negotiation, execution, formalization and registration of this Agreement, including without limitation attorneys’ and consultants’ fees.

10.3
The parties agree that all notices and any other communication required or allowed hereunder shall be made in writing and shall be considered as duly served if delivered in hand, or on the third day if sent through pre-paid certified or registered mail, receipt requested, or on the next day if sent through next-day delivery nationwide courier service which keeps record of the time place and name of recipient of the items delivered, or after receipt of confirmation of the transmission if sent by telecopy of facsimile, and in each case, if addressed to the following addresses:

If to Committing Assignor:
Compañía Minera Huajicari, S.A. de C.V.
Blvd. V. Carranza #8910, Col. Jardín
Saltillo, Coah. 25240 México
Atención: Ing. S. Armando Guadiana Tijerina
Fax: 52 (844) 415 4931

If to Nayarit:
Nayarit Gold de México, S.A. de C.V.
Edificio Punto Alto 2, Piso 4
Av. Valle Escondido 5500
Chihuahua, Chihuahua, Mexico
C.P. 31125
Attention: Colin Paul Sutherland and/or Rafael Cereceres Ronquillo
Fax: (011-52-614) 180-1329

and
c.c.:
Baker & McKenzie Abogados, S.C.
Edificio Punto Alto 2, Piso 4
Av. Valle Escondido 5500
Chihuahua, Chihuahua, México
C.P. 31125
Attention: Rafael Cereceres Ronquillo
Fax: (011-52-614) 180-1329

10.4	The documents attached herewith are an integral part hereof and are initialed by the parties as evidence of agreement.

10.5
The subtitles or headings that appear in this Agreement are established for convenience and reference only. In the event that there may be a conflict related to the interpretation of the contents of the Clauses, Sections or Subsections and the subtitles and headings, the literal sense of the contents of the Clauses, Sections or Subsections shall prevail.

10.6
This Agreement contains the entire understanding between the parties with respect to the matters contemplated herein and to that extent terminates and supersedes all previous agreements, whether written or oral, relating to the same subject matter. Any amendment to this Agreement, in order to be legally effective, shall be carried out in written form and must be signed by all parties herein.

10.7
This Agreement shall be binding and inure upon the benefit of the parties hereto and their respective successors and assigns; provided, however that Committing Assignor shall not assign or sell in any manner whatsoever its rights and obligations derived form this Agreement without the prior written consent of Nayarit.

10.8	This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.9	The parties agree that this Agreement is executed in English and Spanish. In the event of any discrepancy or conflict between those versions, the Spanish version shall prevail.

10.10	This Agreement is entered into by independent parties, therefore, it shall not deemed that there is an association, corporation or joint venture between the parties.

CLAUSE 11. APPLICABLE LAW AND JURISDICTION

11.1
For the interpretation and enforcement of this Agreement, the parties hereby submit to the jurisdiction of the competent courts of Tepic, Nayarit, Mexico, waiving any other venue for reasons of present or future domiciles or any other reason whatsoever. The parties also agree that this Agreement is of a commercial nature and therefore, it will be governed by the Mexican Commercial Code and the Federal Civil Code of Mexico.

After having read this Agreement and exhibits, and having understood the rights and obligations set forth herein, the parties hereof execute this Agreement in acknowledgment of acceptance, on this _____ day of May of 2008.

[SIGNATURES IN FOLLOWING PAGE]

“Committing Assignor”
Compañía Minera Huajicari, S.A. de C.V.

/s/ S. Armando Guadiana Tijerina
By: Mr. S. Armando Guadiana Tijerina
Title: Attorney-in-fact

“Nayarit”
Nayarit Gold de México, S.A. de C.V.
“Explorer and Committing Assignee”

/s/ Colin Paul Sutherland
By: Mr. Colin Paul Sutherland
Title: Attorney-in-fact

EXHIBIT “A”
Copy of the Concessions

EXHIBIT “B”
Receipts of payment on the Concessions

EXHIBIT “C”
Form of Definitive Assignment Agreement

ASSIGNMENT AGREEMENT ENTERED INTO BY AND BETWEEN COMPAÑÍA MINERA HUAJICARI, S.A. DE C.V., REPRESENTED BY MR. ___________________ (HEREINAFTER REFERRED TO AS THE "ASSIGNOR"), AND ___________________ (HEREINAFTER REFERRED TO AS THE "ASSIGNEE"), REPRESENTED HEREIN BY ITS ATTORNEY-IN-FACT MR. _______________, PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES.

RECITALS:

I. ASSIGNOR represents that:

a)	It is a mining company legally existing under the laws of Mexico, authorized to enter into this agreement and to be the title holder of mining concessions.

That its attorney-in-fact, Mr. ___________________, evidences his capacity to act on behalf of ASSIGNOR through public instrument number __, dated ________, granted before ___________________, notary public number __ for ____________; and

b)	It is the owner of the rights of the following mining concessions (hereinafter referred to as the “Concessions”):

[insert]

Attached to this agreement as Exhibit “A”, are copies of the original mining concessions.

c)	The Concessions are in compliance with all the obligations that their owners are committed to comply with according to the Mining Law, its Regulation and all applicable laws.

d)
The rights and authority of the ASSIGNOR, with respect to the Concessions, have not been limited, revoked, and that the ASSIGNOR is in the understanding that there is no claim from third parties with respect to the execution of this agreement.

e)
The rights derived from the Concessions are free and clear from any lien, encumbrance, interest or limitation of any kind and he has no legal impediment to transfer the Concessions in favor of ASSIGNEE.

f)	He is willing to transfer title to the Concessions to ASSIGNEE without any limitation, free from any lien and encumbrance.

II. ASSINGNEE represents that:

a)	It is a mining company legally incorporated pursuant to the laws of Mexico, with sufficient authority to enter into this agreement and to be the owner of mining concessions.

b)
Its attorney-in-fact, Mr. _________________ evidences his authority to act in favor of the ASSIGNEE through public instrument number _________, dated ____________, granted before _____________, Public Notary Number ____________ for ___________, ____________; and

c)	It wishes to acquire title to the Concessions identified in paragraph b) of Recital I of this Agreement.

Now therefore, in consideration of the above recitals, the parties agree as follows

CLAUSES

FIRST. ASSIGNMENT OF THE CONCESSIONS. ASSIGNOR hereby assigns, transfers and conveys to ASSIGNEE, free and clear of any lien, claim, encumbrance, interest or limitation of any kind, responsibilities and obligations imposed by the Mining Law and its regulation, title to the Concessions. ASSIGNEE hereby acquires and receives title to the Concessions.

SECOND. PRICE. [insert]

THIRD. SUBROGATION. Upon execution of this agreement, ASSIGNEE subrogates itself in the rights and obligations that the ASSIGNOR as owner of the Concessions.

FOURTH. REGISTRATION AND RATIFICATION. The parties bind themselves to ratify the signatures and content of this agreement before a Mexican Public Attestor selected by the ASSIGNEE. The ASSIGNEE binds itself to register this agreement before the Mining Public Registry.

FIFTH. CLEAR TITLE AND POSSESSION. The parties agree with all the terms and conditions stated in this agreement and, due to its commercial nature, none of the parties may claim to the other any unconscionability or bad faith. ASSIGNOR shall guarantee to ASSIGNEE clear title and possession to the Concessions.

SIXTH. OBLIGATION TO DELIVER. ASSIGNOR commits to provide to ASSIGNEE all requested information, as well as to execute, evidence, and comply any other necessary requirement, in order for ASSIGNEE to fully exercise the rights transferred hereby.

SEVENTH. TAXES. The parties hereto agree that all taxes that may arise in Mexico in connection with the execution and performance of this Agreement shall be borne by the party who has to pay them in accordance with Mexican law, binding themselves to file and deliver any and all applicable returns to the competent authorities that may correspond, in the form, timing and other terms and conditions as required pursuant to applicable law.

EIGHTH. INDEMNIFICATION. ASSIGNOR hereby agrees to pay and to indemnify fully, hold harmless and defend ASSIGNEE, its Officers, Directors, Employees, Shareholders, Agents, Legal Representatives, Successors and Permitted Assigns, from and against any and all liabilities, damages, penalties, claims, proceedings, judgments, assessments, losses, costs and expenses (including, but not limited to, reasonable Attorneys’ fees and the costs and expenses of investigating, defending and litigating any claims) whether administrative, civil, commercial, labor or criminal, imposed by any Federal, State or Municipal Authority, sustained or incurred by the ASSIGNEE arising out of, relating to or based upon (i) any inaccurate representation or guarantee made by ASSIGNOR in or pursuant to this Agreement; (ii) any default in the performance of any of the obligations, covenants or agreements made by ASSIGNOR in this Agreement; (iii) any act or omission of ASSIGNOR affecting ASSIGNEE on or prior the execution of this Agreement, and/or any matter, thing or situation arising on or prior to the date of execution of this Agreement affecting the Concessions.

NINTH. NOTIFICATIONS. Whenever notice is required to be given by the terms of this Agreement, the same shall be sufficiently made or given only if in writing and indubitably delivered and addressed to the party entitled to receive the same as follows:

If to ASSIGNOR:
Compañía Minera Huajicari, S.A. de C.V.
Blvd. V. Carranza #8910, Col. Jardín
Saltillo, Coah. 25240 México
Atención: Ing. S. Armando Guadiana Tijerina
Fax: 52 (844) 415 4931

If to ASSIGNEE:
_______________________
_______________________
_______________________
_______________________

TENTH. APPLICABLE LAWS AND JURISDICTION. For everything related to this Agreement the parties submit themselves to the applicable laws, particularly the Mining Law, its Regulation, the Commerce Code and the Federal Civil Code. In addition, in case of controversy, the parties submit themselves to the competent courts of the city of ____________, State of __________, Mexico, expressly waiving to any other jurisdiction that by reason of their present or future domiciles or any other reason they may fall under.

Having been read this Assignment and aware of the rights and liabilities derived thereof, the parties hereto execute this Assignment in __ counterparts, remaining one on each of the parties, being effective as of ____________, 200__.

THE “ASSIGNOR”	THE “ASSIGNEE”

Compañía Minera Huajicari, S.A. de C.V.

Attorney-in-fact

WITNESS	WITNESS